Exhibit 99.1

NEOTHETICS PROVIDES BUSINESS UPDATE AND REPORTS THIRD QUARTER 2016

FINANCIAL RESULTS

SAN DIEGO, November 10, 2016 — Neothetics, Inc. (NASDAQ: NEOT) today provided a business update on its strategic initiatives and reported financial results for the third quarter 2016.

“We continue to make good progress towards moving LIPO-202 back into the clinic,” said Ms. Martha J. Demski, a member of Neothetics’ Operating Committee and Board of Directors. “We completed manufacturing of the modified formulation of LIPO-202 and are on track to initiate our Phase 2 proof of concept study of LIPO-202 for the reduction of submental fat in December 2016.”

Neothetics announced plans to prioritize its efforts and resources on the Phase 2 proof of concept study for the reduction of localized fat deposits under the chin (submental fat). The company plans to initiate this study in December 2016 with top line data expected in the second quarter of 2017. This Phase 2 proof of concept study will be a randomized, double –blind, placebo –controlled dose ranging trial designed to assess the safety, tolerability and efficacy of LIPO-202. Neothetics also plans to continue development for LIPO-202 for central abdominal bulging pending results from the Phase 2 proof of concept study in submental fat reduction.

“Our primary focus is on  the development of LIPO-202 for submental fat reduction,” said Mr. Jeffrey Nugent, a member of Neothetics’ Operating Committee and Board of Directors. “There exists now an established regulatory pathway for injectable drugs for submental fat reduction and the submental fat reduction market is expected to be larger than the $2.5B U.S. toxin and filler market.  Moreover, our recent commercial research suggests that LIPO-202 could have exceptional potential in this market.”

Based on its current plans, the company expects its cash and investments to fund operations into the first quarter, 2018.

Third Quarter and Nine Months Ended September 30, 2016 Financial Results

Research and development expenses for the third quarter of 2016 were approximately $1.0 million, compared to $15.2 million for the same quarter in 2015. Research and development expenses for the nine months ended September 30, 2016 were $5.7 million, compared to $27.4 million for the same period in 2015.  The decrease in research and development expenses year over year is primarily due to the completion of the U.S. Phase 3 LIPO-202 AbCONTOUR1 and AbCONTOUR2 clinical trials and termination of the supplemental clinical trials to support an NDA filing. We anticipate that research and development expenses will increase when we initiate our Phase 2 proof of concept study for the reduction of localized fat deposits under the chin in December.

General and administrative expenses for the third quarter of 2016 were $0.9 million, compared to $1.8 million for the same quarter in 2015. Total general and administrative expenses for the nine months ended September 30, 2016 were $4.4 million, compared to $5.4 million for the same period in 2015.  The decrease in general and administrative expenses year over year is primarily attributable to reduction in headcount and various legal, consulting and travel costs.

Net loss for the third quarter of 2016 was $2.4 million, or $0.17 basic and diluted net loss per share, compared to a net loss of $17.3 million, or $1.26 basic and diluted net loss per share, for the same period in 2015. For the nine months ended September 30, 2016, net loss was $11.0 million, or $0.80 basic and diluted net loss per share, compared to a net loss of $33.6 million, or $2.46 basic and diluted net loss per share for the nine months ended September 30, 2015.

Cash and cash equivalents were $14.4 million as of September 30, 2016 compared to $37.7 million as of December 31, 2015. In September, Neothetics repaid in full the remaining outstanding balance of $4M under its Loan and Security Agreement, or Loan Agreement, with Hercules Capital, Inc., in its capacity as administrative agent for itself and the other lenders pursuant to the Loan Agreement.  Neothetics also paid $445,111 as payment in full of outstanding interest, the prepayment fee and final payment fees required under the Loan Agreement.

About LIPO-202

LIPO-202 is an injectable formulation of salmeterol xinafoate, a well-known long-acting ß2-adrenergic receptor agonist used in several FDA-approved drugs, including ADVAIR® for asthma. LIPO-202 is designed to be a locally-injected drug that causes localized shrinking of fat cells without any effect on nearby tissues. LIPO-202 activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in the fat cells, and thereby shrinking them across the treatment area.

About Neothetics, Inc.

Neothetics is a clinical-stage specialty pharmaceutical company focused on development and commercialization of therapeutics for the aesthetic market.  Our current focus is on localized fat reduction and body contouring. Neothetics’ product candidate, LIPO-202, is a potential injectable treatment for undesirable, localized areas of fat that requires no pain management before or after treatment and no downtime without damage to nearby tissues. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics, Inc. Other names and brands may be claimed as the property of others.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the ability to develop a modified formulation of LIPO-202, timing of conducting and obtaining results from Phase 2 trials and proof of concept study with a modified formulation of LIPO-202, whether our modified formulation of LIPO-202 is able to demonstrate positive results, Neothetics’ plans to research, develop and commercialize LIPO-202 and other product candidates, our expectations regarding the potential market size and opportunity of LIPO-202, as well as expected timing for reporting results from clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Neothetics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with clinical trials, such as the ability to timely initiate clinical trials and enroll a sufficient number of patients on a timely basis into clinical trials, the extent to which top-line data is available and whether the clinical trials achieve positive results, product development activities,  obtaining regulatory approval to commercialize LIPO-202 and other product candidates, Neothetics’ use of cash and the need to raise additional funding, when needed, in order to conduct our clinical trials and other business, the degree of market acceptance of LIPO-202 by physicians, patients and others in the medical community, our reliance on third parties, including third-party suppliers for manufacturing and distribution of products, regulatory developments in the United States and foreign countries, Neothetics’ ability to obtain and maintain intellectual property protection for LIPO-202 and its product candidates, competition in the aesthetics industry and other market conditions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Neothetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation, Neothetics’ Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Neothetics, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$964,937	$15,211,268	$5,653,432	$27,381,864
General and administrative	905,176	1,768,935	4,407,408	5,435,543
Total operating expenses	1,870,113	16,980,203	10,060,840	32,817,407
Loss from operations	(1,870,113)	(16,980,203)	(10,060,840)	(32,817,407)
Interest income	13,935	6,035	50,078	20,352
Interest expense	(506,302)	(287,916)	(1,035,763)	(844,839)
Net loss	$(2,362,480)	$(17,262,084)	$(11,046,525)	$(33,641,894)
Net loss per share, basic and diluted	$(0.17)	$(1.26)	$(0.80)	$(2.46)
Weighted average shares used to compute basic and diluted net loss per share	13,816,464	13,702,177	13,786,207	13,683,470

Neothetics, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$14,363,899	$37,748,603
Prepaid expenses and other current assets	509,420	1,976,997
Total current assets	14,873,319	39,725,600

Restricted cash	200,000	200,000
Property and equipment, net	132,514	186,372
Total assets	$15,205,833	$40,111,972
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$797,227	$4,017,192
Accrued clinical trial expenses	71,156	1,422,810
Other accrued expenses	563,340	903,148
Long-term debt, current portion	—	2,756,351
Total current liabilities	1,431,723	9,099,501
Long-term debt, net of current portion	—	7,205,176
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized; 13,828,496 and 13,750,016 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,382	1,374
Additional paid-in capital	137,651,010	136,637,678
Accumulated deficit	(123,878,282)	(112,831,757)
Total stockholders’ equity	13,774,110	23,807,295
Total liabilities and stockholders’ equity	$15,205,833	$40,111,972

COMPANY CONTACTS:

Susan A. Knudson

Chief Financial Officer

858-500-7780

sknudson@neothetics.com

Fara Berkowitz, R.Ph, Pharm.D

Senior Director, Investor Relations and Corporate Development

646-494-1589

fberkowitz@neothetics.com